Exhibit 99.1
DATE: January 27, 2003

FROM:
MEDTOX Scientific, Inc.
402 West County Road D
St. Paul, MN  55112
Contact:  Stephen Anderson (877) 715-7236

FOR IMMEDIATE RELEASE

             MEDTOX SCIENTIFIC, INC., OVERVIEWED IN INDUSTRY REPORT

     St. Paul, Minn., January 27, 2003 - An article highlighting MEDTOX Scientific, Inc. (Amex: TOX) in The Dark Report on Tuesday, December 9, 2002, can be accessed on the Internet at http://www.medtox.com/MTXWeb/News/News.asp

MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory and on-site/point-of-collection (POC) devices. The company also supports customers with complete logistics, data and program management services. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs of abuse, therapeutic drugs and biological and agricultural toxins and provides employment drug screening and occupational health testing. MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide. This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials. To be automatically alerted by e-mail about company information, please go to http://www.corporate-ir.net/ireye /ir_site.zhtml?ticker=tox&script=1900 and follow the directions on the page. For more information see http://www.medtox.com.

Note: The referenced article was not prepared by MEDTOX Scientific, Inc. MEDTOX is not responsible for its accuracy or completeness, and the opinions expressed in the article are those of its author.